Exhibit 2.4
     THIS AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 29, 2007, is made and entered into by and among Nuance Communications, Inc., a Delaware corporation (“Parent”) and Thoma Cressey Bravo, Inc.as the representative of the Company’s shareholders (the “Shareholder Representative”) (collectively, the “Parties”).
W I T N E S S E T H:
     WHEREAS, the Parties have entered into the Agreement and Plan of Merger, dated as of October 21, 2007, as amended on November 20, 2007 (“Amendment #1”)(the “Merger Agreement”) and consummated the First Step Merger on November 26, 2007;
     WHEREAS, the Parties desire to amend the Merger Agreement pursuant to Section 8.4 of the Merger Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and the mutual obligations in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
AMENDMENTS
Section 1.1 Amendment of Section 1.1. The Parties hereby agree to waive the provision in Section 1.1 of the Merger Agreement requiring Parent to file the Delaware Second Step Certificate of Merger and the New Jersey Second Step Certificate of Merger with the State of Delaware and the State of New Jersey (collectively, the “Merger Certificates”), respectively, within three (3) Business Days after the Effective Time. The Parties further agree that Parent shall be required to, and shall cause the Merger Certificates to be filed by January 2, 2008, unless otherwise agreed to, pursuant to Article I of the Merger Agreement.
Section 1.2 Amendment of Article VII. The Parties hereby agree that all references in the Merger Agreement (including, but not limited to, the references in Sections 7.3(a)(iv)(3) and 7.3(a)(iv)(4) of the Merger Agreement) to “Survival Date Value” and “Survival Date Escrow Value” shall be replaced where they appear with the term “Survival Escrow Value” to reflect the original intent of the original parties to the Merger Agreement on October 21, 2007.
ARTICLE II
MISCELLANEOUS
Section 2.1 Definitions; Interpretations. All capitalized terms used but not defined in this Amendment have the meaning ascribed to them in the Merger Agreement, and such terms are incorporated in this Amendment by reference. All other definitional provisions and rules of interpretation set forth in the Merger Agreement shall apply to this Amendment.
Section 2.2 Counterparts; Facsimile Signatures. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile signatures of the Parties hereto shall be binding.
Section 2.3 Merger Agreement Remaining in Full Force and Effect. Except as expressly set forth herein, all other provisions of the Merger Agreement remain in full force and effect. This Amendment shall be deemed incorporated into and made a part of the Merger Agreement. After the date hereof, all references to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment and Amendment #1.
Section 2.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Amendment or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
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          IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the date first written above.

NUANCE COMMUNICATIONS, INC.

By:	/s/ James R. Arnold, Jr.

Name: James R. Arnold, Jr.
Title: Chief Financial Officer

SHAREHOLDER REPRESENTATIVE
Thoma Cressey Bravo, Inc.
As Shareholder Representative only

By:	/s/ Lee M. Mitchell

Name: Lee M. Mitchell
Title: Managing Partner, Vice President